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                                                                    EXHIBIT 21.1

    DIRECT AND INDIRECT SUBSIDIARIES OF PRICE COMMUNICATIONS WIRELESS, INC.

Palmer Wireless Holdings, Inc.
Panama City Communications, Inc.
Panama City Cellular Telephone Company, Ltd
Panhandle Cellular Partnership
Savannah Cellular Limited Partnership
CEI Communications, Inc.
Macon Cellular Telephone Systems, L.P.
Columbus Cellular Telephone Company
Albany Cellular Partners
Cellular Dynamics Telephone Company of Georgia
Montgomery Cellular Holding Co., Inc.
Montgomery Cellular Telephone Company, Inc.
Cellular Systems of Southeast Alabama, Inc.
Dothan Cellular Telephone Company, Inc.
Price Communications Wireless II, Inc.
Price Communications Wireless III, Inc.
Price Communications Wireless IV, Inc.
Price Communications Wireless V, Inc.
Price Communications Wireless VI, Inc.
Price Communications Wireless VII, Inc.
Price Communications Wireless VIII, Inc.
Price Communications Wireless IX, Inc.